Exhibit 99.2

I have read Item 5.02.

For some time I have advised the Chairman of the Company, the Board of Directors and the management of the company of what I view as a failure to adequately address the limited domestic sales of fuel cells. Having been unable to effect any material changes, I resigned.

Jim